FORM 8-K
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Act of 1934
Date of Report (Date of earliest event reported) October 3, 2006
ACROSS AMERICA REAL ESTATE CORP.
(Exact Name of Small Business Issuer as specified in its charter)

Colorado	000-50764	20-0003432

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1660 Seventeenth Street, Suite 450, Denver, Colorado 80202
(Address of principal executive offices including zip code)
(303) 893-1003
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Act of 1934
References in this document to “us,” “we,” or “the Company” refer to Across America Real Estate Corp. and its subsidiaries.
Item 1.01 Entry into a Material Definitive Agreement.
On September 28, 2006, the Company entered into a Securities Purchase Agreement with GDBA Investments, LLLP (“GDBA”), BOCO Investments, LLC (“BOCO”) and Joe Zimlich for the purchase a total of 517,000 shares of Series A Convertible Preferred Stock at a price of $12.00 per share and with GDBA and BOCO for the purchase of Senior Subordinated Notes in the aggregate amount of $7,000,000. GDBA, BOCO, and Mr. Zimlich may be collectively referred to here as the “Purchasers.”
The proceeds of the offering will be used to support our built-to-suit real estate development projects and related real estate activities.
There a total of 517,000 shares of Series A Convertible Preferred Stock authorized. Each share pays a quarterly dividend of five (5%) per annum. These dividends are senior to all other dividends of the Company.
The Series A Convertible Preferred Stock is convertible into common stock of the Company at $3.00 per share, subject to anti-dilution adjustments in certain circumstances such as if the Company pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other action as would otherwise result in dilution of the stockholder’s position.
We have the right to mandate conversion of all, but not less than all, of the Series A Convertible Preferred Stock at any time following the one-year anniversary of the original issue date; provided that we register the underlying common stock. Each share of Series A Convertible Preferred Stock will be converted into such number of duly authorized, validly issued, fully paid and non-assessable shares of common stock as is determined by dividing the original issue price by $2.00 (subject to adjustment for stock splits, subdivision or combination of the common stock or other recapitalization).
The Series A Convertible Preferred Stock is senior in liquidation preference to all other equity securities of the Company.
With respect to the Series A Convertible Preferred Stock, we are required to file a registration statement to register the underlying common stock with the Securities and Exchange Commission within six months after we first file a registration statement under the Securities Act of 1933, as amended; provided, that at least fifty percent (50%) of the owners of the Series A Convertible Preferred Stock demand registration. We are also required to include the convertible common stock of the owners of the Series A Convertible Preferred Stock in a registration statement we file at any other time.
The Senior Subordinated Notes bear interest per annum on the unpaid principal and the highest of:
(i) the ninety day average for U.S. Treasury Notes with a 10-year maturity as determined on the last Business Day of each calendar quarter, using the constant maturity calculation, plus 650 basis points;

(ii) eleven percent (11%); or
(iii) the highest effective interest rate accruing on any outstanding indebtedness for borrowed money of the Company at any time during the applicable calendar quarter.
The Senior Subordinated Notes mature three years from the date of issuance. The full principal amount of the Senior Subordinated Notes are due upon a default under the terms of Senior Subordinated Notes.
The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for the private placement of these securities pursuant to Sections 4(2) and/or 4(6) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the Purchasers were accredited Purchasers and/or qualified institutional buyers, the Purchasers had access to information about the company and their investment, the Purchasers took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.
In addition, GDBA and BOCO have granted a revolving line of credit to us until December 31, 2007 in the aggregate amount of $7,000,000. GDBA and BOCO are funding this revolving line of credit severally and not jointly. Except for the term, the revolving line of credit otherwise has the same terms and conditions as the Senior Subordinated Notes.
As a result of the offering, our Agreement to Fund with GDBA has been terminated.
Finally, GDBA and BOCO each have the right to nominate a person to our Board of Directors. GDBA and BOCO each have each agreed to vote their shares in favor of such nominees. GDBA and BOCO each have the right to nominate a director and each is compelled to vote in favor of such director until the earlier of (i) the 5th anniversary of the date on which all Preferred shares are converted, or (ii) the date on which such party no longer owns any shares of common stock. Mr. Zimlich has been nominated by BOCO to the Board and is expected to be elected at our next shareholders’ meeting. Mr. G. Brent Backman, who is currently a director, has been nominated by GDBA to the Board and is expected to be re-elected at our next shareholders’ meeting.
Item 2.03 Creation of a Direct Financial Obligation.
     See Item 1.01 above.
Item 3.02 Unregistered Sales of Equity Securities.
     See Item 1.01 above.
Item 5.02 Amendments to Articles of Incorporation.
     See Item 1.01 above.
Item 9.01 Exhibits.

Exhibit
Number	Description
3.4	2006 Articles of Amendment to Articles of Incorporation

10.11	Securities Purchase Agreement

10.12	Subordinated Note-GDBA

10.13	Subordinated Note-BOCO

10.14	Shareholders Agreement

10.15	Registration Rights Agreement

10.16	Revolving Note-GDBA

10.17	Revolving Note-BOCO

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2006	Across America Real Estate Corp
	By:	/s/ Ann L. Schmitt
Ann L. Schmitt
Chief Executive Officer

Exhibit index

Exhibit
Number	Description
3.4	2006 Articles of Amendment to Articles of Incorporation

10.11	Securities Purchase Agreement

10.12	Subordinated Note-GDBA

10.13	Subordinated Note-BOCO

10.14	Shareholders Agreement

10.15	Registration Rights Agreement

10.16	Revolving Note-GDBA

10.17	Revolving Note-BOCO